Company Policy

Recoupment of Incentive Compensation Following a Restatement

Date Approved: September 12, 2023	Reference No.: 3-90070

PURPOSE

The purpose of this policy is to describe circumstances in which the Company will recover Recoverable Compensation and the process for that recovery. This policy is intended to comply with (1) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, and implemented by Rule 10D-1 thereunder adopted by the Securities and Exchange Commission (SEC) and (2) Section 303A.14 of the NYSE Listed Company Manual.

This policy shall be administered by the Compensation Committee of the Board of Directors (Compensation Committee). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

SCOPE

This policy applies to Company operations worldwide.

POLICY

Recovery of Recoverable Compensation

The Executive Vice President and Chief Financial Officer (CFO) of the Company shall promptly report to the Board any instance in which the Company is required to prepare a Restatement.

Upon learning of a required Restatement, the Board shall determine the Restatement Date.

The CFO (or other appropriate officer or third party designated by the Compensation Committee) shall promptly (but in any event within 90 days following the Restatement) calculate the Recoverable Compensation for each affected individual, which calculation shall be subject to approval by the Compensation Committee.

For purposes of calculating Recoverable Compensation:

1.Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if the payment or grant of the Incentive-based Compensation occurs after the end of that period (but shall not include grants or payments made prior to the Effective Date).

2.For Incentive-based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Recoverable Compensation is not subject to mathematical recalculation directly from the information in a Restatement, it shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (NYSE).

Promptly following the Compensation Committee’s approval of the Recoverable Compensation, the Compensation Committee shall notify in writing each individual who received Recoverable Compensation and shall cause the Company to demand payment or return, as applicable, of such Recoverable Compensation.

The Company shall demand recovery and recover Recoverable Compensation in compliance with this policy except to the extent that the Compensation Committee determines that recovery would be impracticable, and one of the following conditions applies:

1.the direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered; provided, however, that before concluding that it would be impracticable to recover any amount of Recoverable Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Recoverable Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE;

2.recovery would violate home country law where that law was adopted prior to November 28, 2022; provided, however, that before concluding that it would be impracticable to recover any amount of Recoverable Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

3.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

Except as provided above, in no event may the Company accept final repayment from the affected individual of less than the full amount of the Recoverable Compensation received by such individual.

The Compensation Committee shall determine, in its sole discretion, the method of recovering any Recoverable Compensation pursuant to this policy, taking into account all facts and circumstances (including the time value of money and the cost to shareholders of delayed recovery), so long as such method complies with the terms of Section 303A.14 of the NYSE Listed Company Manual. If the Compensation Committee determines that an appropriate method of recovery is one other than the prompt repayment by the affected individual in cash or property, the Company may offer to enter into a repayment agreement with the affected individual (in a form and with terms reasonably acceptable to the Compensation Committee). The Company may offset, or cause to be offset, any amounts that the affected individual is required to repay to the Company pursuant to this policy against any amounts otherwise owed by the Company or any of its subsidiaries to the affected individual.

If the affected individual fails to repay to the Company when due the full amount of the Recoverable Compensation received by such affected individual, the Company shall take all actions reasonable and appropriate to recover the full amount of the Recoverable Compensation from the affected individual.

Disclosure

The Company shall file all disclosures with respect to this policy in accordance with the requirements of the securities laws, including the disclosure required by the applicable SEC filings.

Indemnification

The Company shall not indemnify any current or former Executive Officer against the loss of Recoverable Compensation and shall not pay or reimburse any current or former Executive Officers for premiums for any insurance policy to fund such Executive Officer’s potential recovery obligations.

Other Recoupment Rights

The Board intends that this policy will be applied to the fullest extent of the law. Any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date may, as a condition to the grant of any benefit thereunder, require the party thereto to agree to abide by the terms of this policy or implement arrangements designed to facilitate the administration hereof.
Although not a prerequisite to enforcement of this policy, each Executive Officer shall be required to sign and return to the Company the Acknowledgment Form attached below as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this policy. Any right of recovery under this policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Amendment and Interpretation

The Board may amend this policy from time to time in its discretion and shall amend this policy as it deems necessary or advisable to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by the NYSE. The Board may at any time in its sole discretion supplement, amend, or terminate any provision of this policy in any respect as the Board determines to be necessary or appropriate. The Compensation Committee shall interpret and construe this policy and make all determinations necessary or advisable for the administration of this policy. It is intended that this policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and Rule 10D-1 thereunder and Section 303A.14 of the NYSE Listed Company Manual and any other applicable rules adopted by the SEC.

Successors

This policy shall be binding and enforceable against all current and former Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

DEFINITIONS

Board means the Board of Directors of Halliburton Company.

Company means Halliburton Company, a Delaware corporation, its successors and subsidiaries and their divisions.

Compensation Eligible for Recovery means Incentive-based Compensation received on or after the Effective Date by an individual:

1.after beginning service as an Executive Officer;

2.who served as an Executive Officer at any time during the performance period for the applicable Incentive-based Compensation (regardless of whether such individual is serving as an Executive Officer at the time the Recoverable Compensation is required to be repaid to the Company);

3.while the Company had a class of securities listed on a national securities exchange or a national securities association; and

4.during the applicable Recovery Period.

Effective Date means October 2, 2023.

Executive Officer means the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); and any other officers who perform significant policy-making functions for the Company. For purposes of this policy, Executive Officers will include, at a minimum, executive officers identified pursuant to Item 401(b) of Regulation S-K in the Company’s annual report on Form 10-K.

Financial Reporting Measure means measures that are determined and presented in accordance with the accounting principles used in preparing Halliburton Company’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return will also be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

Incentive-based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Recoverable Compensation means the Compensation Eligible for Recovery less the amount of such compensation as it would have been determined based on the restated amounts, computed without regard to any taxes paid.

Recovery Period means the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in Halliburton Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

Restatement means an accounting restatement (1) due to material noncompliance of Halliburton Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (2) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Restatement Date means the earlier of (1) the date the Audit Committee concludes, or reasonably should have concluded, that Halliburton Company is required to prepare a Restatement, or (2) the date a court, regulator, or other legally authorized body directs Halliburton Company to prepare a Restatement.

APPROVED BY: Board of Directors

For further assistance: FHOUPOLICY

EXHIBIT A

HALLIBURTON COMPANY POLICY FOR THE RECOUPMENT OF INCENTIVE COMPENSATION FOLLOWING A RESTATEMENT

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms the undersigned has received and reviewed a copy of the Halliburton Company policy for the Recoupment of Incentive Compensation Following a Restatement (the policy). Capitalized terms used but not otherwise defined in this Acknowledgement Form shall have the meanings ascribed to such terms in the policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the policy and that the policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the policy, including, without limitation, by returning any Recoverable Compensation (as defined in the policy) to the Company to the extent required by, and in a manner permitted by, the policy. For the avoidance of doubt, any recovery affected under the policy shall not, in itself, constitute grounds to terminate the undersigned’s employment for “Good Reason” (or any term of similar meaning) under any employment or compensation arrangements, agreements, plans, or programs.

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Signed

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Name (Printed)

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Date